SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G *
                                 (Rule 13d-102)



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                      Clear Channel Outdoor Holdings, Inc.
                                (Name of Issuer)

                              Class A Common Stock
                         (Title of Class of Securities)

                                    18451C109
                                 (CUSIP Number)

                                December 5, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                           (Page 1 of 15 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 18451C109                 13G                     Page 2 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                             Ivory Capital, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   14,094
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   14,094
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   14,094
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                   0.04%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **              PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G                     Page 3 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                       Ivory Capital II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   37,967
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   37,967
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   37,967
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                   0.11%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **            PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G                     Page 4 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                   FVH Ivory Accredited, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   21,441
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   21,441
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   21,441
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                   0.06%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **             PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G                     Page 5 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                            Ivory Investment Management, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   1,762,750

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   1,762,750
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   1,762,750
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                   5.04%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **            PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G                     Page 6 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                           IIM GP, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   1,762,750
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   1,762,750
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   1,762,750
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                   5.04%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **             CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G                     Page 7 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                  Ivory Capital Advisors, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   73,502
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   73,502
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   73,502
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                   0.21%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **            CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G                     Page 8 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                        Ivory Capital Group, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   73,502
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   73,502
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   73,502
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                   0.21%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **             CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G                     Page 9 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                                                             Curtis G. Macnguyen
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                   -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                   1,762,750
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                   -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                   1,762,750
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   1,762,750
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                   5.04%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **             IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 18451C109                 13G                     Page 10 of 15 Pages

Item 1(a).     Name of Issuer:

   The name of the issuer is Clear Channel Outdoor Holdings, Inc.(the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

The Issuer's principal executive offices are located at 200 East Basse Road, San Antonio, Texas 78209

Item 2(a).     Name of Person Filing:

     This statement is filed by:

                  (i) Ivory Capital, L.P., a Delaware limited partnership ("Ivory Capital"), with respect to the shares of Common Stock directly owned by it;

                  (ii) Ivory Capital II, L.P., a Delaware limited partnership ("Ivory Capital II"), with respect to the shares of Common Stock directly owned by it;

                  (iii) FVH Ivory Accredited, L.P., a Delaware limited partnership (FVH"), with respect to the shares of Common Stock directly owned by it;

                  (iv) Ivory Investment Management, L.P., a Delaware limited partnership (the "Investment Manager"), with respect to the shares of Common Stock directly owned by Ivory Capital, Ivory Capital II, FVH, FrontPoint Value Discovery Fund, L.P., a Delaware limited partnership ("FrontPoint Value Discovery Fund"), FrontPoint Value Horizons Fund, L.P., a Delaware limited partnership ("FrontPoint Value Horizons Fund"), and Ivory Capital, Ltd., an exempted company organized under the laws of the Cayman Islands ("Ivory Capital Ltd.");

                  (v) IIM GP, LLC, a Delaware limited liability company ("IIM GP") which serves as general partner to the Investment Manager, with respect to the shares of Common Stock directly owned by Ivory Capital, Ivory Capital II, FVH, FrontPoint Value Discovery Fund, FrontPoint Value Horizons Fund and Ivory Capital, Ltd.;

                  (vi) Ivory Capital Advisors, LLC, a Delaware limited liability company ("Ivory Capital Advisors") which serves as general partner to each of Ivory Capital, Ivory Capital II and FVH, with respect to the shares of Common Stock directly owned by Ivory Capital, Ivory Capital II and FVH;

CUSIP No. 18451C109                 13G                     Page 11 of 15 Pages


                  (vii) Ivory Capital Group, LLC, a Delaware limited liability company ("ICG") which is the managing member of Ivory Capital Advisors, with respect to the shares of Common Stock directly owned by Ivory Capital, Ivory Capital II and FVH;

                  (viii) Curtis G. Macnguyen, with respect to shares of Common Stock owned by Ivory Capital, Ivory Capital II, FVH, FrontPoint Value Discovery Fund, FrontPoint Value Horizons Fund and Ivory Capital Ltd.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of each of the Reporting Persons is 11755 Wilshire Boulevard, Suite 1350, Los Angeles, California 90025.

Item 2(c). Citizenship:

     Each of Ivory Capital, Ivory Capital II, FVH and the Investment Manager is a limited partnership organized under the laws of the State of Delaware. Each of the Ivory Capital Advisors, IIM GP and ICG is a limited liability company organized under the laws of the State of Delaware. Mr. Macnguyen is a United States citizen.

Item 2(d).     Title of Class of Securities:
     Class A Common Stock, par value $0.01 per share (the "Common Stock").

Item 2(e).  CUSIP Number:  18451C109

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)   [ ]  Broker or dealer registered under Section 15 of the Act,

          (b)   [ ]  Bank as defined in Section 3(a)(6) of the Act,

CUSIP No. 18451C109                 13G                     Page 12 of 15 Pages

          (c)   [ ]  Insurance Company as defined in Section 3(a)(19) of the
                     Act,

          (d)   [ ]  Investment Company registered under Section 8 of the
                     Investment Company Act of 1940,

          (e)   [ ]  Investment Adviser in accordance with Rule 13d-1
                     (b)(1)(ii)(E),

          (f)   [ ]  Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1 (b)(1)(ii)(F),

          (g)   [ ]  Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h)   [ ]  Savings Association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act,

          (i)   [ ]  Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not applicable

Item 4.   Ownership.

         A. Ivory Capital, L.P.
                (a) Amount beneficially owned: 14,094
                (b) Percent of class: 0.04%. The percentages used herein and in the rest of Item 4 are calculated based upon the 35,000,000 shares of Common Stock outstanding as of November 14, 2005, as reported by the Company in its Registration Statement filed November 14, 2005. The percentages reported herein reflect the beneficial ownership of the Reporting Persons as of the date of the event which necessitated this filing.
                (c)(i) Sole power to vote or direct the vote: 0
                  (ii) Shared power to vote or direct the vote: 14,094
                 (iii) Sole power to dispose or direct the disposition: 0
                  (iv) Shared power to dispose or direct the disposition:
                       14,094

CUSIP No. 18451C109                 13G                     Page 13 of 15 Pages

         B. Ivory Capital II, L.P.
                (a) Amount beneficially owned: 37,967
                (b) Percent of class: 0.11%
                (c)(i) Sole power to vote or direct the vote: 0
                  (ii) Shared power to vote or direct the vote: 37,967
                 (iii) Sole power to dispose or direct the disposition: 0
                  (iv) Shared power to dispose or direct the disposition: 37,967

         C. FVH Ivory Accredited, L.P.
                (a) Amount beneficially owned: 21,441
                (b) Percent of class: 0.06%
                (c)(i) Sole power to vote or direct the vote: 0
                  (ii) Shared power to vote or direct the vote: 21,441
                 (iii) Sole power to dispose or direct the disposition: 0
                  (iv) Shared power to dispose or direct the disposition: 21,441

         D. Ivory Investment Management, L.P.
                (a) Amount beneficially owned: 1,762,750
                (b) Percent of class: 5.04%
                (c)(i) Sole power to vote or direct the vote: 0
                  (ii) Shared power to vote or direct the vote: 1,762,750
                 (iii) Sole power to dispose or direct the disposition: 0
                  (iv) Shared power to dispose or direct the disposition:
                       1,762,750
         E. IIM GP, LLC
                (a) Amount beneficially owned: 1,762,750
                (b) Percent of class: 5.04%
                (c)(i) Sole power to vote or direct the vote: 0
                  (ii) Shared power to vote or direct the vote: 1,762,750
                 (iii) Sole power to dispose or direct the disposition: 0
                  (iv) Shared power to dispose or direct the disposition:
                       1,762,750

         F. Ivory Capital Advisors, LLC
                (a) Amount beneficially owned: 73,502
                (b) Percent of class: 0.21%
                (c)(i) Sole power to vote or direct the vote: 0
                  (ii) Shared power to vote or direct the vote: 73,502
                 (iii) Sole power to dispose or direct the disposition: 0
                  (iv) Shared power to dispose or direct the disposition: 73,502

         G. Ivory Capital Group, LLC
                (a) Amount beneficially owned: 73,502
                (b) Percent of class: 0.21%
                (c)(i) Sole power to vote or direct the vote: 0
                  (ii) Shared power to vote or direct the vote: 73,502
                 (iii) Sole power to dispose or direct the disposition: 0
                  (iv) Shared power to dispose or direct the disposition: 73,502

CUSIP No. 18451C109                 13G                     Page 14 of 15 Pages

         H. Curtis G. Macnguyen
                (a) Amount beneficially owned: 1,762,750
                (b) Percent of class: 5.04%
                (c)(i) Sole power to vote or direct the vote: 0
                  (ii) Shared power to vote or direct the vote: 1,762,750
                 (iii) Sole power to dispose or direct the disposition: 0
                  (iv) Shared power to dispose or direct the disposition:
                       1,762,750

Item 5.     Ownership of Five Percent or Less of a Class.

     Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Ivory Capital Advisors, the general partner of Ivory Capital, Ivory Capital II and FVH, has the power to direct the affairs of Ivory Capital, Ivory Capital II and FVH, including decisions with respect to the receipt of dividends from, and the disposition of the proceeds from the sale of, the Common Shares. ICG is the managing member of Ivory Capital Advisors. Mr. Macnguyen is a managing member of ICG and in that capacity direct its operations. The Investment Manager, as the investment manager to Ivory Capital, Ivory Capital II, FVH, FrontPoint Value Discovery Fund, FrontPoint Value Horizons Fund and Ivory Capital Ltd., has the power to direct the investment activities of Ivory Capital, Ivory Capital II, FVH, FrontPoint Value Discovery Fund, FrontPoint Value Horizons Fund and Ivory Capital Ltd., including decisions with respect to the receipt of dividends from, and the disposition of the proceeds from the sale of, the Common Shares. IIM GP is the general partner of the Investment Manager. Mr. Macnguyen is a managing member of IIM GP and in that capacity directs its operations.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

     Not Applicable.

Item 9.     Notice of Dissolution of Group.

     Not Applicable.

CUSIP No. 18451C109                 13G                     Page 15 of 15 Pages

Item 10.    Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 14, 2006

                                 /s/ Curtis G. Macnguyen
                                 -----------------------
                                 Curtis G. Macnguyen, individually, and as
                                 managing member of Ivory Capital Group, LLC,
                                 for itself and as managing member of Ivory
                                 Capital Advisors, LLC, for itself and as
                                 general partner of Ivory Capital, L.P., Ivory Capital II, L.P. and FVH Ivory Accredited, L.P., and as managing member of IIM GP, LLC, for itself and as general partner of Ivory Investment Management, L.P.